As filed with the Securities and Exchange Commission on December 1, 2004

Registration No.______________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIC INVESTMENTS USA CORP.
(Name of Small Business Issuer in its Charter)

NEVADA	6500	N/A
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)
Suite 3800 Wells Fargo Center, 999 3rd Avenue, Seattle WA 98104-4023 (206) 224-3714 (Address and Telephone Number of principal executive offices)
Suite 3800 Wells Fargo Center, 999 3rd Avenue, Seattle WA 98104-4023 (Address of principal place of business or intended principal place of business)
Eh? Clerical Services Inc., 3990 Warren Way, Reno, NV 89509; (775) 338-2598 (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:__________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the Earlier effective registration statement for the same offering. [ ] _________________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the Earlier effective registration statement for the same offering. [ ] _________________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the Earlier effective registration statement for the same offering. [ ] _________________________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock:	3,000,000	$1.00	$3,000,000	$750

(1) Estimated solely for purposes of calculation the registration fee pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Prospectus

FIC INVESTMENTS USA CORP.
SHARES OF COMMON STOCK
No Minimum - 3,000,000 Maximum

Prior to this offering, there has been no public market for the common stock.

We are offering up to a total of 3,000,000 shares of common stock. The offering price is $1.00 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

Investing in our common stock involves certain risks. See "Risk Factors" starting at page 6.

	Price Per Share	Aggregate Offering Price	Maximum Net Proceeds to Us
Common Stock	$1.00	$3,000,000	$2,900,000

Because there is no minimum number of shares that has to be sold in this offering, there is no assurance that we will achieve the proceeds level described in the above table. If we do not raise at least $200,000 in this offering we will not be able to continue with our proposed operations and we will be forced to proceed with a scaled back version of our business plan.

The information in this registration statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

There will be no market for these shares.

The date of this registration statement is ___________________________.

SUMMARY OF OUR OFFERING

This summary provides an overview of selected information contained in this registration statement. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this registration statement, and particularly the Risk Factors section, review our financial statements and review all other information that is incorporated by reference in this registration statement.

Summary Information About Our Company

We were incorporated on September 26, 2003 and are in the process of commencing operations, but have not generated any revenue and are still a development stage corporation. We are a development stage company that is primarily engaged in the buying and selling of tax liens and tax deeds on real estate with an intended focus in the States of Oklahoma, Texas and Arizona. This will comprise approximately 70% of our business. We intend to target residential properties. In addition, we plan on investing up to a maximum of 30% of the offering proceeds in publicly traded and private companies.

We intend on acquiring such tax liens and tax deeds from the applicable County governments in the States mentioned above. We have no formal agreements with any governmental or other agency for the provision of such tax liens or tax deeds; however, we have several sources we believe will be able to provide us with an adequate supply of tax liens in the future.

Our administrative office is located at Suite 3800 Wells Fargo Center, 999 3rd Avenue, Seattle WA 98104-4023, telephone (206) 224-3714.

We intend to proceed with the implementation of our proposed business plan on completion of this offering . See the "Business" section for a more detailed description of our proposed plan.

The Offering

Following is a brief summary of this offering. Please see the "Plan of Distribution; Terms of the offering" in this registration statement for a more detailed description of the terms of the offering.

Securities being offered	Up to 3,000,000 shares of Class "A" Common Voting shares.
Offering price per share	$1.00
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Maximum possible net proceeds to our company	Up to $2,900,000
Use of proceeds

We will use the proceeds of this offering to provide working capital to allow us to engage in the purchase and sale of tax deeds and tax liens on real estate and to engage in the business of investing in publicly traded companies and in providing venture capital and merchant bank financing to privately held companies.

See "Use of Proceeds."

Number of shares outstanding Before the offering	10,000,000 Class "B" Common Voting non-participating shares.
Maximum possible number of shares outstanding after the offering	3,000,000 Class "A" Common Voting participating shares; and 10,000,000 Class "B" Common Voting non-participating shares.

We will sell the shares in this offering through Michael Lathigee and Earle Pasquill, two of our senior officers and directors. Messrs. Lathigee and Pasquill intend to offer the shares through investment meetings and to friends of our officers and directors.

There is no minimum number of shares that have to be sold in this offering and the shares will be sold on a best efforts basis only. However, if we do not raise at least $200,000 in this offering we will not be able to continue with our proposed operations and we will be forced to proceed with a scaled back version of our business plan.

We are not listed for trading on any exchange or an automated quotation system. Because we are not listed for trading on any exchange or automated quotation system, you may not be able to resell your shares. We have no intention of ever becoming listed for trading on any exchange or quotation system.

The following financial information for the period ended April 30, 2004 summarizes the more complete historical financial information at the end of this registration statement.

For the Period Ended July 31, 2004 (Unaudited)
Balance Sheet Total Assets Total Liabilities	$94,740 $166,985
Income Statement Revenue Total Expenses Net Loss Net loss per share	$0 $81,924 $(81,924) $(0.01)

RISK FACTORS

Please consider the following risk factors before deciding to invest in the common stock.

RISKS ASSOCIATED WITH OUR COMPANY:

1. We have a limited operating history and we do not know if we will be successful in this new venture.

We were incorporated on September 26, 2003. To date we have net losses of $68,567. We will incur costs with respect to researching tax deed and tax lien purchase opportunities and will be purchasing tax liens and tax deeds that we may be unable to sell quickly to realize a profit. We may fail to generate revenues in the future. Failure to generate revenues will cause us to go out of business.

2. We need financing from this offering to implement our proposed business plan and to provide sufficient working capital to purchase tax deed and tax lien investments. If we do not raise at least $200,000 we will be forced to proceed with a scaled back version of our proposed operations.

We need financing from this offering to complete to implement our proposed business plan. If we are unable to raise at least $200,000 we will be forced to undertake a scaled back version of our proposed business operation. In addition, we may:

  incur unexpected costs in implementing our proposed business plan and/or the purchase and sale of profitable tax deeds and tax-liens on real estate properties;
  be unable to locate sufficient revenue-generating tax deed and tax lien properties; or
  incur significant and unanticipated expenses.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans. We will depend exclusively on outside capital to pay for our tax lien and tax deed investment program. Such outside capital may include borrowing or leveraging our assets. Capital may not be available to meet these continuing costs or, if the capital is available, it may not be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we were unable to obtain financing in the amounts required our proposed business will fail and you will lose your entire investment.

3. We depend upon our current officers and directors to continue our business and if any of these officers or directors, and especially Messrs. Lathigee and Pasquill, leaves office or resigns, there will be no management to run our business and we will cease operations.

Our business is dependent upon our current officers and directors and, in particular our president, Earle Pasquill, and our chief executive officer, Michael Lathigee. If either of these officers or directors leave office or resign, there will be little management remaining to run our business. If this happened we will likely discontinue our proposed business plan and go out of business and you could lose your entire investment.

4. We must generate sufficient revenues to operate our business profitably and if we do not we may have to cease operations.

We have nominal working capital to begin the new phase of our operations. We seek to raise operating capital to provide the necessary funds to locate and purchase suitable tax deed and tax-lien real estate properties. However if we do not generate sufficient revenues after this time we may not be able to operate profitably and if this happens we may have to cease operations beyond this initial period. If we cease operations you could lose your entire investment.

5. The tax lien and tax deed market is very competitive and will make it difficult for us to successfully seek out and purchase profitable tax deeds and tax-liens.

The tax lien and tax deed market in the United States is very competitive and there are many well-established real estate investment companies and individuals with greater cash reserves than we will have. There can be no assurance that our projected return targets will not be affected by our competition. If we are unable to compete we will go out of business and you will lose your entire investment.

6. Because our directors have foreign addresses this may create potential difficulties relating to service of process in the event that you wish to serve them with legal documents.

None of our current directors and officers have resident addresses in the United States. They are all resident in Canada. Because our officers and directors have foreign addresses this may create potential difficulties relating to the service of legal or other documents on any of them in the event that you wish to serve them with legal documents.

7. The land may not provide adequate security for the financial obligation owing on the property.

The land may not provide adequate security to for the financial obligation owing on the property. In other words, if the lien investment goes all the way to foreclosure, the property may not be worth the amount of all delinquent taxes accumulated on it.

8. The land may be subject to contamination, which may cause considerable expense to the property holder.

If we foreclose on a piece of property we will become the owner of the property. If the property is contaminated we may be required to pay for the environmental clean up of the property. While we will conduct preliminary due diligence to ensure the properties for which we purchase tax lines are not subject to environmental contamination, such contamination could arise at a later date. If we were required to clean up an environmentally contaminated property the costs could be significant.

9. If the property owner files a Chapter 7 Bankruptcy or has a bankruptcy converted to Chapter 7 we could lose our entire investment.

Under Chapter 7 statutes, the bankruptcy trustee may have the tax lien subordinated (effectively extinguished) to administrative expenses in the estate. In this case the tax lien investor would wind up as an unsecured priority creditor. This would mean that other creditors would receive funds prior to us and we may never receive payment. The Bankruptcy Courts could also order the reduction or removal of interest to be paid to the investor or provide extensions of time for making the payoff beyond the normal three-year redemption period.

10. If the owner of the property is in military service it may limit our ability to terminate their right of redemption.

The Federal Soldier's and Sailor's Civil Relief Act provides that limitations periods are suspended for persons in military service during the time of their service. If the property owner is a soldier in military service it may be difficult to terminate his or her rights of redemption, i.e., foreclose that interest, until the military service is over. This would inhibit our ability to realize a profit on the sale of the property.

11. There is a lack of liquidity in an investment in a tax lien or deed. A lack of liquidity could lead to cash flow problems and inhibit our ability to operate our business.

Given that the tax lien cannot be foreclosed in most states for any where from 60 days to five years following the date of its sale, the owner of the property encumbered by the lien has at least that much time to redeem the lien. Unless the investor has additional information about the property owner, it is difficult to predict when the lien will be redeemed, if at all. The nature of the purchase of tax lien and deeds business leads to difficulty in predicting cash flows. The willingness of some investors to buy other's tax liens may reduce this risk, if the lien is sufficiently desirable.

12. There may be other liens on the property which have equal or better priority against the property subject to the lien and may delay or limit us receiving any return on the property.

There may be other State liens, which have equal or better priority against the property subject to the tax lien. Federal tax liens enjoy the federal government's special 120 day right of redemption. Under this right, even after the investor has successfully foreclosed on the tax lien, the Federal government has 120 days from the date of judgment to pay the investor the amount of the lien plus attorneys' fees and costs and any amounts necessarily incurred for the maintenance of the property. In doing so, the Federal government then succeeds to the tax lien investor's interest in the property. This delay in the payment to us could affect our ability to run our business.

13. There may be administrative problems and inefficiencies that reduce the return on our investment in tax liens and tax deeds.

If we fail to notify the treasurer's office of a change in address, we may fail to receive the Notice of Redemption and after redemption will no longer be earning any interest on the investment. In some counties the Treasurer's Office does not process the redemption quickly and thus substantial time may pass when our money is not earning interest.

14. There will be no liquidity in the shares purchased for at least three years.

The Class "A" Common Voting shares have a right of redemption arising three years from purchase. Until that time there will be no market for the shares. Prospective investors who will have need of recovering their capital within that three year period should not invest in this offering.

The redemption price of the Class "A" Common Voting shares will be based on the market value per share of the Company at the time of redemption, which could be less than the original purchase price of the shares, depending on the performance of the investments. If a significant number of shareholders request redemption at the same time, we may have to liquidate some of the Company's holdings in an untimely manner, which would affect the return on the investments or delay redemption.

RISKS ASSOCIATED WITH THIS OFFERING:

15. There is no minimum number of shares that must be sold and we will not refund any funds to you.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to successfully implement our real estate investment goals. No money will be refunded to you under any circumstances.

16. Because Messrs. Lathigee and Pasquill will own more than 50% of the outstanding voting shares after this offering, they will be able to decide who will be the directors and you may not be able to elect any directors.

Even if we sell all 3,000,000 shares of Class "A" Common Voting shares, Messrs. Lathigee and Pasquill will still own an aggregate of 10,000,000 Class "B" Common Voting shares. The Class "B" shares to control us after completion of this offering, regardless of the number of shares we sell.

17. You are risking up to $3,000,000 to fund our proposed operations and if we fail you will lose all of your investment.

You will be providing up to $3,000,000 to fund our proposed operations. Messrs. Lathigee and Pasquill paid only $10,000 for their shares. As a result, if we cease proposed operations for any reason, you may lose your entire investment.

18. Messrs. Lathigee and Pasquill's control may prevent you from causing a change in the course of our operations.

Because Messrs. Lathigee and Pasquill will be able to vote the Class "B" Common Voting shares your ability to cause a change in the course of our operations may be eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

19. There is no public trading market for our common stock and we have no intention of ever listing our shares on a stock market or quotation system, so you may be unable to sell your shares.

There is no public trading market for our common stock and we have no intention of ever listing our shares on a stock exchange or quotation system. As a result of this, it will be very difficult, if not impossible for you to resell your shares. We have no intention of listing our shares on any public market or quotation system.

CAUTIONARY STATEMENT REGARDING FORWARDING-LOOKING STATEMENTS

Some discussions in this registration statement may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this registration statement. Such factors include, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this registration statement. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

USE OF PROCEEDS

The net proceeds to us after deducting offering expenses of $100,000 will be $2,900,000 if all of the shares are sold. The first $100,000 raised will be used for offering expenses. We will use the gross proceeds as follows:

Amount raised:	$750,000	$1,500,000	$2,250,000	$3,000,000

Allocation
Offering expenses	$100,000	$100,000	$100,000	$100,000
Purchase of tax liens and deeds	$385,000	$980,000	$1,365,000	$1,855,000
Purchase of Securities	$165,000	$270,000	$585,000	$795,000
Working capital	$100,000	$150,000	$200,000	$250,000

Working capital will be used for general administrative expenses including the reimbursement of officers and directors for any of their out of pocket expenses made on behalf of the Company.

The allocation of the net proceeds of the Offering set forth above represents our best estimates based upon our current plans and certain assumptions regarding industry and general economic conditions and our future revenues and expenditures.

If less than the maximum is raised in the offering, other expenses will be cut proportionately. Our plan of operations will fundamentally remain the same; however, we may be required to cut back in certain areas of our business such as limiting the geographical area for the purchase of tax liens and tax deeds in order to minimize travel and due diligence costs.

If 25% of the shares in this offering are sold we will proceed as follows:

  The offering expenses will be paid.
  We will devote $385,000 to the acquisition of tax liens and deeds with a focus in one State in particular to minimize travel and due diligence costs.
  We will devote $165,000 to the purchase of equity securities in public and privately held companies.
  We will have limited working capital.
  We anticipate commencing real estate tax lien and deed purchasing operations and equity investments immediately after completion of the offering.

If 50% of the offering is sold we will proceed as follows:

  The offering expenses will be paid.
  We will devote $980,000 to the acquisition of tax liens and deeds.
  We will devote $270,000 to the purchase of equity securities in public and privately held companies.
  We will have limited working capital.
  We anticipate commencing real estate tax lien and deed purchasing operations and equity investments immediately after completion of the offering.

If 75% of the offering is sold we will proceed as follows:

  The offering expenses will be paid.
  We will devote $1,365,000 to the acquisition of tax liens and deeds.
  We will devote $585,000 to the purchase of equity securities in public and privately held companies.
  We will have working capital of $200,000.
  We anticipate commencing real estate tax lien and purchasing operations immediately after completion of the offering.

If 100% of the offering is sold we will proceeds as follows:

  The offering expenses will be paid.
  We will devote $1,855,000 to the acquisition of tax liens and deeds.
  We will devote $795,000 to the purchase of equity securities in public and privately held companies.
  We will have working capital of $250,000.
  We anticipate commencing real estate tax lien and deed purchasing operations immediately after completion of the offering.

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgement of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. In no event shall we devote more than 30% of the offering to investments in equity securities. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended registration statement reflecting the same. Working capital is the cost related to operating our office.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $3,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

- our lack of operating history

- the proceeds to be raised by the offering

- the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders

- our relative cash requirements

- the price we believe a purchaser is willing to pay for our stock

See "Plan of Distribution; Terms of the Offering."

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares new investors purchase is also a result of the lower book value of the shares held by our existing stockholders.

Readers should keep in mind when reading this section that the rights and restrictions of the Class "B" shares are significantly different than those of the Class "A" shares. See "Description of Securities". Pursuant to our Articles, the holders of the Class "B" shares are in no circumstances entitled to receive dividends. In addition, the Class "B" shares will only be used to vote on certain matters. Throughout this document, there are references to shareholders voting on various issues. It is management's intent to ensure that the participatory spirit of the investment club concept is maintained. The "B" shares will not be used to control votes on investments and routine Club decisions. The B shares are intended to protect the Club culture and to protect that culture against any hostile take-over bids. Only in such circumstances ( culture protection and take-over bids)will the B shares voting rights be invoked. The B shares will be used to vote for the board of directors.

As of July 31, 2004 the net tangible book value of our shares of common stock was $0.001 per share based upon no Class "A" shares and 10,000,000 Class "B" shares outstanding.

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 23% of the total number of voting shares then outstanding for which you will have made a cash investment of $3,000,000, or $1.00 per share. Our existing stockholders will own approximately 77% of the total number of voting (but non-participating) shares then outstanding, for which they have, or will have, made contributions of cash totaling $10,000, or approximately $0.001 per share.

After completion of this offering, if 2,250,000 shares are sold, you will own approximately 17% of the total number of voting shares then outstanding for which you will have made a cash investment of $2,250,000, or $1.00 per share. Our existing stockholders will own approximately 82% of the total number of voting (but non-participating) shares then outstanding, for which they have, or will have, made contributions of cash totaling $10,000, or approximately $0.001 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 13% of the total number of voting shares then outstanding for which you will have made a cash investment of $1,500,000, or $1.00 per share. Our existing stockholders will own approximately 87% of the total number of voting (but non-participating) shares then outstanding, for which they have, or will have, made contributions of cash totaling $10,000, or approximately $0.001 per share.

After completion of this offering, if 750,000 shares are sold, you will own approximately 7% of the total number of voting shares then outstanding for which you will have made a cash investment of $750,000, or $1.00 per share. Our existing stockholders will own approximately 93% of the total number of voting (but non-participating) shares then outstanding, for which they have, or will have, made contributions of cash totaling $10,000, or approximately $0.001 per share.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The offering price is $1.00 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a maximum period of 90 days from the effective date and may be extended for an additional 90 days if we choose to do so.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this registration statement. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We will sell the shares in this offering through Messrs. Michael Lathigee and Earle Pasquill, two of our senior officers and directors. Messrs. Lathigee and Pasquill will contact individuals and corporations with whom they have an existing or past pre-existing business or personal relationship and will attempt to sell them our common stock. Neither Mr. Lathigee nor Mr. Pasquill will receive commission from the sale of any shares. Neither Mr. Lathigee nor Mr. Pasquill will register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.

Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Messrs. Lathigee and Pasquill have not sold and will not sell our securities during the periods described, except pursuant to this offering. Neither Mr. Lathigee nor Mr. Pasquill is subject to disqualification, is being compensated or is associated with a broker-dealer. Messrs. Lathigee and Pasquill is and will continue to be two of our officers and directors at the end of the offering and have not been during the last twelve months nor are either of them currently a broker/dealer or associated with a broker/dealer. Neither Mr. Lathigee nor Mr. Pasquill has during the last twelve months or will in the next twelve months offer or sell securities for another corporation more than once. Messrs. Lathigee and Pasquill intend to contact persons with whom they have a past or have a current personal or business relationship and solicit those persons to invest in this offering.

We will not utilize the Internet to advertise our offering, however, prospective investors may visit our website to learn more about us. We will also distribute the registration statement to potential investors at the meetings and to our friends and relatives who are interested in us and in a possible investment in the offering.

Offering Period and Expiration Date

This offering will commence on the date of this registration statement and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

execute and deliver a subscription agreement;

deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "FIC INVESTMENTS USA CORP."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Regulation M

Our officers and directors will not be purchasing any of the shares of common stock offered by us in this offering. We and our distribution participants will comply with the provisions of Regulation M. Other than the foregoing, no consideration has been given to the compliance of Regulation M of the Exchange Act. Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering, while easing regulatory burdens on offering participants.

BUSINESS

General

The company was incorporated in the State of Nevada on September 26, 2004. Our administrative office is located at Suite 3800 Wells Fargo Center, 999 3rd Avenue, Seattle WA 98104-4023. Our telephone number is (206) 224-3714. Our offices are leased on a month-to-month basis and our monthly rental is $900.

Background

THE PURCHASING OF TAX LIENS AND TAX DEEDS-INVESTMENTS IN INTERESTS IN REAL ESTATE

We are a development stage company that is primarily engaged in the buying and selling of tax liens and tax deeds on real estate. We intend to target on the purchase of tax liens and tax deeds in the States of Arizona, Oklahoma and Texas. This will comprise approximately 70% of our business. We intend to target liens and deeds on residential properties. The State tax lien and tax deed sale process provides a mechanism for the state to collect its property tax revenues with minimal delay, while preserving the property owner's rights in the property against immediate or unfair deprivation.

DESCRIPTION OF REAL ESTATE

We intend to purchase tax liens and tax deeds on residential properties in the States of Arizona, Texas and Oklahoma. We have not acquired any such interests.

What is a Tax Lien?

A Lien is a right on a property or other asset to keep or take possession of it till the debt due in respect of it is discharged.

A Tax Lien is a lien that is registered against a property for outstanding amounts of taxes owing on a property at the time of the auction. It is registered in the name of the County. A Tax Lien Certificate is a document a purchaser receives when paying off outstanding taxes on behalf of a property owner, and thus takes over the rights of the Lien from the County. The Lien evokes the right to foreclosure and taking Title of the property.

What is a Tax Deed?

A tax deed is a written or printed instrument affecting legal disposition of a property and bearing the disposer's signature and seal. The Deed allows the possessor, or Tax Deed buyer, to convey or transfer the property by legal deed.

In the case of a Tax Deed we actually bid on the property or a percentage ownership of the property, for the value of the Taxes that are owing to the County or Municipality. The owner retains a statutory Right of Redemption (in some States).

For those States that do offer redemption, the Right of Redemption is a legally established period that the owner retains in order to pay off the back taxes and all penalties if he or she does not wish to lose his or her property. This is essentially the ability to reclaim the Tax Deed. In some Counties this period could be as short as 30-60 days whereas in others it could be 10 years, the expiry of which allows us, the investor, to immediately start legal foreclosure and to apply for the deed to the property.

How the Process Works - An Overview

In most states the sale of tax liens and tax deeds is actually the culmination of the governmental tax assessment and collection process, and occurs approximately three years after the process begins. Typically a county property tax assessor sends out a Notice of Valuation. The Notice indicates what assessed value the assessor intends to assign to the owner's property for the following year's tax roll.

When buying a lien we acquire the rights of the County to (1) give proper notice to foreclosure (in the event that there is no redemption or 'saving of the situation'), (2) obtain possession of the property by court eviction, (3) lease, rent or sell the property as we see fit, and (4) the title of the property. These rights are contained in the State's Statutes (recorded laws passed by the government of the State) they transfer to us, as the purchaser of the Lien upon foreclosure.

The Right to Ownership (property title) thus only passes to the Lien buyer (us) in the event of the owner not having redeemed (paid off) the back taxes and the Lien buyer forecloses on the property.

Usually a lien for taxes attaches to the property as of January 1 of the tax year, even though the amount of taxes due will not be determined until the following August or September, when the County Board of Supervisors has set tax rates and when the county treasurer calculates and sends out the tax bills. The first half of the tax bill, if not paid, is delinquent after November first, and the second half, if not paid, becomes delinquent after the following May first. If an owner is delinquent, most States have Statutes that afford the property owner several notices from the county treasurer of the delinquency and the impending sale. Usually by December of the year following the tax year, if there is any tax payment delinquency, the County Treasurer compiles a list of all the property upon which taxes are delinquent and then publishes the list the following January or February - typically no more than three weeks nor less than two weeks prior to the sale - in an officially designated newspaper of the County. The newspaper may also be required to publish the list on the Internet.

The sale is usually held in an auction format. The Treasurer's Office Auctioneer reads off the property's tax parcel number, and then interested buyers cry out their bidder numbers. The bidder numbers are assigned by the County Treasurer's Office prior to the sale. Unlike an auction where the bid price goes up, the bidders yell out lower and lower interest rates for the amount of interest they are willing to receive on their investment. The bidding typically starts at sixteen percent depending on the State in which the auction takes place.

Basics of the Process

Upon payment of the back taxes, penalties and charges, the winning bidder will be issued a Certificate of Purchase ("CP") by the Treasurer's Office evidencing the sold tax lien. The Certificate of Purchase is evidence of the debt from the property. The CP is similar to a promissory note, but because it arises from an involuntary obligation of the property owner, it is issued by the County Treasurer, not the owner, after the sale. The priority lien on the real estate that secures the debt is created by operation of law, and is not evidenced by any separate documentation to accompany the CP. It is not necessary to record the CP, but this is the practice by some county treasurers. It is the practice of some county treasurers to require the purchaser of the most recent delinquent tax also "buy out" any prior year tax liens outstanding on the same parcel of land. These purchases are treated like a redemption for the earlier year CP holder. Any liens not sold to investors at the auction are deemed sold to the State. After the auction these CPs are available for purchase from the treasurer's office "on assignment" from the State. The interest rates range from 8% to 25%..

A High Priority Lien

By law, the property tax lien is made senior to other liens on the property such as mortgages, deeds of trust, judgment liens, and even IRS liens. Thus, because taxes usually are only a fraction of the value of property, this makes the CP a very well-secured investment. However, the statutory priority does not apply to other state liens such as mortgages held by the State, or other property tax and improvement district assessment liens on the same parcel.

Redemption, Investment Payoff

The CP investment pays off through redemption or foreclosure. If the property owner or another interested party (including holders of other liens on the property) pays off the taxes ("redeems" the tax lien) the investor receives a return of the principal invested plus accumulated interest. If the CP is not redeemed and the owner succeeds in foreclosing the right of redemption of all interested parties, the investor secures ownership of the property that the lien was on (see "Foreclosure").

The CP may be redeemed at any time up to the moment a judgment is entered foreclosing the right to redeem. Thus, it may be difficult to predict when the investment will be paid off, and accordingly what the return on investment will be. In most states, the foreclosure action on the lien may not be commenced until three years after the date of the sale of the lien at the public auction. Liens sold at the 2004 auction, therefore, will not be subject to foreclosure until 2007.

"Subtaxes"

Normally the lien sold at the auction is for one year of delinquent taxes only. If the property owner fails to pay his or her taxes in subsequent years, it is possible for the CP holder to pay those taxes and have them added to the CP and earn interest at the same rate as the initial CP. The treasurer's office under most State's statute is required to accept payment of the subsequent taxes after June 1 of any year by any holder of a CP on the property.

Accordingly, the CP buyer at the February 2004 auction of liens for tax year 2002 may as early as June 2004 return to the treasurer's office to pay delinquent taxes from tax year 2003 on the same property and have those amounts endorsed onto the CP. Assuming the owner's continuing delinquency, the investor can then return to the treasurer's office after June 1 of each succeeding year that the lien has not been redeemed or foreclosed, and may pay the subsequent delinquent taxes, having them added to the lien represented by the CP.

If the county treasurer who has sold the tax lien is one who requires payment of earlier year liens as a condition of selling a tax lien, the failure to pay subtax may make the buyer's investment vulnerable to an involuntary transfer to the next delinquent tax lien purchaser.

Foreclosure

As mentioned above, a lawsuit may be brought three years after the sale of the lien at the county auction to foreclose the CP. Such a lawsuit will often require the use of an attorney. Most states have statutes that provide that property owners who redeem their tax liens after having been served in the judicial foreclosure lawsuit are responsible for the investor's attorney's fees, and costs of the action. This statutory protection enhances the attractiveness of the judicial foreclosure and removes a potential detraction from the investor's return on investment, in the event the CP is redeemed.

To obtain title depends on the time limit set by individual jurisdictions (the statutory redemption period - or the legally established time limit by the State), the attractive feature being the discount at which the property will be passed on to the investor in the case of default (the cost of outstanding taxes).

Redeemed liens can pay investors between 5% and 25% interest while liens that mature into foreclosed properties can result into cost multipliers of three to 15 times the amount of the investment being returned to the investor in cash. There is no guarantee we will obtain these types of returns on our investments.

In certain States and Counties, there may also be penalties between 10% - 50% added to the amount of the lien. Not only does the property owner have to pay the investor say, 15%, for the Lien at the time of redemption, but also an additional say 25%, on top of this in order to clear the title of the lien. This penalty could amount to 50% over two years providing the tax lien investor with a higher yield. As most taxes are a small fraction of the value of the property on which they are levied, we are of the view that the leverage works well in favor of the tax lien investor.

There a several ways in which the foreclosure process starts. In some States you simply apply for the Deed at the treasurer's office. In other States you may need to go to a 'second bid' auction to procure the property. In States where the foreclosure process is applicable it generally works as described below.

When the foreclosure process starts it typically starts at 60 days before the Deed Date as it appears on the Certificate. Some Counties have different periods (30 days) but the principle is the same. We have familiarized ourselves with the procedures of foreclosure in the Counties in which we intend to invest. These procedures differ from State to State and even between Counties within the same State.

Generally, the investor first has to give Notice by certified mail (for proof of delivery) to anyone who has an interest in the property: the owner, the occupier, other mortgage lenders or lien holders and sometimes even heirs to the property. The notice gives all of these parties an opportunity to redeem within, normally, 60 days. The Notice should at all times contain the property's tax parcel identification number. This is a number unique to each piece of property that permits it to be accurately transferred.

Some Counties require that you publish these notices in the local newspaper whereas others will require that you list them in the County court house. We will ensure that we follow the right procedure in each County. Neglecting to do so could result in the court throwing out the foreclosure proceeding. We will seek local legal advice in each County in which we purchase tax liens and deeds. In some Counties, if it is homestead property (properties with preferential treatment for people of age or war veterans), the investor also has to post a Notice of Application for Deed on the front door of the property.

Our representative then goes to the County Clerk's office to get verification that all requirements involving the notice have been met and recorded. A fee is usually charged. At this stage in the proceedings, the Clerk gives us the original certificate and affidavit of proof of service. From there we proceed to the Treasurer's office to pick up the Deed.

The Property may have more than one lien or deed on it with the oldest taking priority. To retain our position, we intend to purchase the older certificates first and remain current on Taxes. Even though we will receive the property Fee Simple Title (straight forward property ownership), we will have to have the title 'quieted'. This involves an action to establish or 'quiet' title to or an interest in the property as between adverse claimants. The action is an appropriate remedy to establish any kind of legal or equitable right, title, estate, lien or interest in real property as against any adverse claim or cloud on title. Getting "Quiet Title" helps minimize the risk of the previous owner wanting to challenge the process. We intend to engage legal counsel to facilitate this.

The final hurdle involves the legal right of the original owner to set the Deed aside by way of a filed lawsuit. This can arise as a result of us not having followed the proper procedures. During this process of dispute the Courts will decide whether the property reverts back to the original owner.

In some instances after foreclosure ownership will pass to us. However in 90%-95% of cases, we anticipate that the owner will redeem the taxes. It is highly unlikely that a property with a residence on it will be forfeited by the owner for the sake of back taxes. When Liens are redeemed, we receive only the Government-backed interest rate for the period of the investment, whereas if the Lien allows foreclosure on the property (non-redemption), ownership passes to us along with gains on realization or sale.

We may also invest in 'Over the Counter' opportunities. These are Tax Liens that were not bid on at the Auction and are left over after the sale. These liens can be purchased by paying the overdue taxes thereby receiving the prevailing interest rate. The rates are as follows: Arizona 16%, Oklahoma 8% and Texas 25%.

The Process-Due Diligence

There are risks involved in the purchase and sale of tax liens and deeds. The "Risk Factors" section highlights some of the risk areas of property tax lien investing. Those risks arise from problems with the real estate under the lien, other liens on the property, bankruptcy of the property owner, and risks associated with administrative inefficiencies and the general costs of litigation. Not all of these risks can avoided through pre-purchase investigation ("due diligence"), but many can. Before acquiring any tax liens or deeds, we conduct thorough due diligence to reduce the possible risks associated with the acquisition of tax liens and deeds in order to enhance the potential return on each investment and minimize any losses.

Due Diligence Strategy

As stated above there are two strategies for investing in tax liens and deeds. First, investing for interest return and second, buying for lien foreclosure. We plan to incorporate both strategies.

When investing for interest return we look for parcels more likely to be redeemed, and when we are buying for lien foreclosure, we identify and buy liens not likely to be redeemed. Liens more likely not to be redeemed would be those where: the property has been abandoned; the owner of record has died; there is free and clear ownership (otherwise mortgage holders on property also have the right to redeem the lien to protect their interest); several years of taxes are delinquent; and the tax bill mailing address for the property owner is outside the state.

By contrast, liens more likely to be redeemed will be on properties that: are improved; are owner occupied or rented out; have other liens (such as mortgages or deeds of trust) encumbering them; or the tax delinquency arises simply from a failure to send the tax bills to the correct address (e.g., where the property changes hands shortly after the tax roll is finalized).

Due Diligence Research Tools

We intend to utilize the following tools to accomplish our chosen objectives and to avoid the tax lien risk areas:

Assessment information. The assessor's office has tax parcel maps that will help us visualize the location and dimensions of the tax lien parcel. A review of the assessment will also provide some indication of the tax lien leverage to property value, depending on the use classification the assessor has assigned to the property. For example, because the assessment ratio for commercial property is typically approximately 25% and the typical assessment ratio for residential property is 10%, comparably valued properties of the two classes would have different tax burdens. Because the taxes on the residential property would be lower in relation to the property's market value, in general tax lien investments in residential property are better leveraged than in commercial property. We intend to focus primarily on investments in tax liens in residential property.

A review of the assessed valuation would also indicate whether the assessor has assigned value to improvements, that is, buildings or other structures on the property. Some factors we would consider are whether the property is used as a personal residence, is raw land, is developed commercial or industrial property or is a strip of real estate. Other criteria often employed are examination of the tax bill to see if the listed property owner has an out-of-state address. Finally, the assessor's office will have information on neighboring parcels which may suggest what values and uses exist on properties comparable to the liened parcel, or whether the subject parcel is one of several that comprise a single economic unit.

Recorder's Office. With the name of the property owner according to the assessor's records, it is possible to do a lien search on that individual at the county recorder's office. Using the name, we can determine if there are federal income tax liens or other liens, such as court judgments, against the named owner. Unfortunately, names used on titles to real estate and thus the tax roll are not always identical to those used by government authorities when they record liens.

The recorder's office will also have a copy of the vesting deed for the current owner.

It may be possible to tell from this deed, especially if the property is located in a subdivision or condominium complex, whether there are deed restrictions affecting the property. If document references are available in the vesting deed, it will then be possible to double check those deed restrictions directly. Otherwise, a title search or report could be ordered from a title company to determine this information, although the expenses would probably be unwarranted given the preliminary nature of the due diligence.

Bankruptcy Court. To investigate the potential bankruptcy risk, we can call or travel to the office of Bankruptcy Court Clerk for the district in which the property is located and in the district, if different, where the owner is located. The automatic stay against tax lien foreclosure would be effective even if the owner is out of state and filed in a different district's court. Bankruptcy court jurisdiction is national.

FDIC. The Federal Deposit Insurance Corporation. The FDIC makes lists of properties it owns available in paper and electronic format. These lists could be double-checked if there is any concern a financial institution owner of property is in receivership or conservatorship. The name of any financial institution mortgage holder on the property could also be reviewed against the FDIC list of institutions. Recent case law developments (July, 1999) cast a shadow on the validity of tax liens against parcels where there is such a RTC or FDIC interest.

Other Sources of Property Information. We also consider whether the property liened is something worth owning, or at least adequate security for the back tax debt. To address any potential or suspected environmental problems, the applicable State Department of Environmental Quality can be contacted. Zoning of the property can also be checked with the applicable town or county zoning authority. Also, the city or county highway (or streets) and engineering departments would be able to provide information on whether there is public roadway access to the property, whether the property is in a flood plain, and whether an engineer's water report is available. The engineering or health department might further have information of any percolation test results on the soil of the property.

Site Visit. It is always best to visit the property in person to see if any other questions (or opportunities) associated with the investment are apparent, such as neighboring off-site conditions that might affect the value or use of the property.

Market Information. An indication of comparable values to that of the liened property might be available in the assessor's tax roll, by looking at neighboring parcels (if they are similar) and finding recent sales information. Besides contacting a real estate broker for the same information, the investor could also determine preferred geographic areas of investment (depending on his or her investment criteria) by consulting various sources of market information.

U.S. Census Bureau data. Census data and tract maps are available at U.S. Government Document Depositories (at most large or university libraries) or through the applicable State Department of Economic Security. Data compilations in the census include reports on median home values in the tract, as well as other potentially relevant demographic information.

Internet. Many of the government offices and other sources of property-related information described above have made some or all of the records available over the Internet.

All deals are forwarded to our deal flow committee prior to purchase. See "Deal Flow Committee" under the heading "Due Diligence".

The Parameters in Which We Operate

Before considering the purchase of any tax lien or tax deeds we will ensure the prospective investment meets the following criteria:

  The Tax Lien and Deed should produce returns of between 10% to 25% per annum.
  The investment to value for liens is to range between 3% to 10% of assessed or market value of the property.
  The investment to value for deeds is to range between 35% to 60%, but never to exceed 60% of assessed or market value of the property.
  In order to keep lien investment funds at an optimum reinvestment level, targeted liens should have no longer than 3 to 5 months to either redemption or foreclosure.
  Deeds, in Counties where there is no statutory Right of Redemption, are immediately foreclosed with ownership passing to us and resultant profits accruing to us upon sale of the property.
  In counties where there exists a Statutory Right of Redemption but the Statutory Right of Redemption is not enacted, the property is foreclosed with ownership and resultant gains accruing to us. This is so because when the Statutory Right of Redemption is enacted the original owner 'saves' his or her situation.

The Process:

The following outlines our process of making acquisitions:

  The Board of Directors determines the amount to be invested in Liens and Deeds.
  Diligent research will be completed (see "The Process-Due Diligence") to assess opportunities and to identify target Counties.
  One or two Counties are selected based on potential returns and other real estate criteria such as: market value, assessed value; market activity; proximity to schools; proximity to malls; road accessibility; demographics and general curb appeal. Interest rates vary from State to State and these are also considered.
  A Company representative then visits the targeted County and does a due diligence by way of physical inspection and research of each of the targeted properties.
  The representative attends an Auction at the local County administrative offices to procure the Liens or Deeds.
  We will only buy Liens or Deeds that fit our return on investment requirements (see "the Parameters in Which We Operate").

  If sufficient inventory is not available at the auction, we may consider a second tier of Over-the-Counter purchases, provided the property Lien or Deed fits return on investment requirements.
  The assets are recorded at cost until time of realization.
  In the majority of cases we anticipate receiving only the Government backed interest rates (between 10% to 25%) at the time that the Lien or Deed (exemption period Deed) is redeemed.
  If the Lien is not redeemed, we will foreclose such that the property is owned by us to dispose of as we see fit (sell or rent).

User - Friendly Counties:

Some States and Counties, more than others, have greatly streamlined the process of Tax Lien and Deed sales for the collection of back taxes. We will focus on Counties in States that have:

  Readily available information on the Internet and a computer system for easy research.
  A process of administration that is quick, easy and business friendly.

We intend to focus our attention on Counties in Texas, Oklahoma and Arizona.

Investment in Publicly Traded and Private Companies

In addition to investing in tax liens and tax deeds, we also intend to designate 30% of the funds raised from this offering to the business of investing in publicly traded and private companies. In addition, we may consider cash flow opportunities whereby fixed rates of return and, when possible, high degrees of security (including personal guarantees or other covenants) are negotiated. This would include high interest loans to private companies. Once the fund has grown to its target of $3.0 million, we intend to be diversified in its investments, with no investment exceeding 10% of the portfolio value. However, in the early stages, while the fund is growing, and it may be necessary to negotiate a fixed dollar investment that is in excess of 10% of the portfolio value at that time.

Management believes we have the capacity and have established the necessary relationships to identify undervalued publicly traded companies. Management also believes it has the necessary network and skills to source high return secure cash flow opportunities, conduct due diligence and manage the appropriate exit strategies. Individual investments will be in the range of $25,000 to $250,000.

The primary emphasis will be on cash flow with secondary emphasis on undervalued publicly traded companies. Consideration will also be given to secondary investments in public companies with which we have an active relationship i.e., where the senior management of that company knows our management and, from time to time, will attend our meetings to update our shareholders - and, only after such strategic direction is reviewed with the shareholders.

For our investments in the small-cap market, we will be diligent to ensure that micro-cap companies have enough capital to execute their business plan and that the stock has liquidity.

We will be opportunistic and, from time to time, invest in other market opportunities where we may not have a relationship with an investee company. However, this shall never exceed 30% of the value of the funds without the prior approval of shareholders. In situations where a relationship exists, shareholders will vote on "Core Positions" as set out in below under the heading "Selection Process". A "relationship" means that we would have contractual access to information (such as that described under the heading "Pre-Screening") that, by virtue of the size of the investment and/or number of Members, may not be otherwise available to most individual investors.

History

We have a limited history and have not implemented our investment. However, our management is currently involved with two companies that are involved in the investment in public and private equities and the concept has been successfully implemented by our principals in Canada. That concept is one of incorporating an investment club type of culture into a formalized investment vehicle.

Investment Club Concept

Management believes its unique "Investment Club" concept provides two attractive features, namely:

1. Interaction through:

    Regularly scheduled informational meetings,

    Web site,

    Education,

    Participation and discussion, and

    Networking.

2. Investment in a portfolio of:

    Tax Liens and Tax Deeds;

    Publicly traded shares;.

    Secured cash flow opportunities.

3. Membership Fees: All shareholders will automatically become investment club members with all the rights and privileges of the club, including attending club meetings and seminars. Shareholders are required to pay a membership fee of $1,000 upon subscription and an annual maintenance fee of $200.

Pre-Screening

Management has established strict evaluation criteria for assessing cash-flow opportunities. We look for:

  profitable, well managed companies;
  contractually stated returns of at least 18% per year;
  security in the form of guarantees, general security agreements, collateral etc.; and

  a relationship with the management that is sufficiently close to ensure that we are close to and understand the health of the investee company and are able to closely monitor risk and return. The relationship means having contractual access to information that will include regular and ongoing dialogue with management and may also include : investee company management giving our shareholders regular reports; and/or, on site audits of the investee company.

Management has established strict evaluation criteria for "pre-screening" publicly traded companies, namely:

  potential for a minimum 20% internal rate of return;

  liquidity;

  experienced management;

  successful performance history;

  readily-available financial statements;

  suitable comprehension of the business, and

  growth industry.

Any director, officer or shareholder is welcome to refer potential investment opportunities for pre-screening. Those "target" investment opportunities which meet the initial pre-screening criteria are referred to our officers and shareholders for further due diligence. Any investments in excess of $100,000 require prior approval of our shareholders.

Due Diligence

Management has established strict due-diligence processes for evaluating cash-flow opportunities, namely:

  management review;
  financial analysis;
  risk assessment;
  mid to long term assessment of competitive and industry trends, and contractual requirements and safeguard determination

Likewise, due diligence processes have been established for evaluating equity investments in publicly traded companies, namely:

  technical analysis;

  fundamental analysis; and

  registered trader review

Selection Process

Any opportunities which are approved by our deal flow committee and which pass the due diligence test will, in the case of publicly traded companies, be reviewed by a registered trader, before an investment decision is made. Substantial investments in excess of $100,000 are considered "core relationship positions", and these target investment opportunities must be voted upon and approved by our shareholders. Normally, shareholders will vote based upon information that results from the due diligence of management. On certain occasions the target company's management will make a presentation at a special meeting of shareholders, at which time our shareholders will be invited to participate in discussion with the target company's management. Following discussion, a vote will be held to effect a resolution accepting or rejecting the core position. Investment decisions of under $100,000 may be made by management.

Deal Flow Committee

The Deal Flow Committee is comprised of the Earle Pasquill, Michael Lathigee, Albert Koopman and two certified stock brokers, and a certified Financial Analyst ( certified in Canada). Investing strategy and specific investment opportunities are reviewed by this committee to screen for appropriateness to our objectives and for likelihood of meeting our returns objectives. Decisions are made to continue with or abandon opportunities in both the early stages (before due diligence) and after the completion of due diligence.

Participation

Throughout this document, there are references to shareholders voting on various issues. It is management's intent to ensure that the participatory spirit of the investment club concept is maintained. The Class "B" Common Voting shares (see "Share Structure") will not be used to control votes on investment and routine Club decisions. The B shares are intended to protect the Club culture and to protect that culture against any hostile take-over bids. Only in such circumstances (culture protection and take-over bids) will the B shares voting rights be invoked. The B shares will not be voted for investment and routine Company decisions. The B shares will however, be used to vote for directors.

LONG TERM OBJECTIVES

We are pursuing the long term objectives of:

  creating above average returns for shareholders over a period of 3-5 years;

  providing a culture of learning for our shareholders; and

  substantially growing the amount of available funds for investment so as to have greater negotiating strength as an investing entity.

Target Investment Mix

The anticipated target investment mix is summarized more or less below:

Type of Investment	Percentage of Total Investments
Liquid Trading Positions (mainly public companies)	30%
Tax Liens and Tax Deeds	70%
TOTAL	100%

Management intends to monitor and reassess the target investment mix periodically, and furthermore expects that the target investment mix will be adjusted from time to time to reflect changes in the investment climate, the dynamics of the market, and the wishes of the shareholders. Therefore, the actual investment mix may vary from the original target. However, in no event shall the portion of the investment mix allotted to tax liens and tax deeds comprise less than 70% of the percentage of total investments.

Employees and Employment Agreements

At present, we have no employees. Mr. Pasquill our President and Director and Mr. Lathigee our chief executive officer and Director are treated as independent contractors. Mr. Lathigee has been paid CDN$21,000 to date. Mr. Pasquill has been paid CDN$10,500 to date for the provision of part-time administrative services. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employees or contractors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We have only just completed our business plan and we have not yet commenced operations or generated or realized any revenues from our proposed business operations, although we have some assets and equity accrued from our previous investing operations.

In order to meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied first to our offering expenses and then to pay ongoing costs. If we do not raise all of the money we need from this offering, we will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from our officers or others. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

No Operating History; Need for Additional Capital

There is no historical financial information about our company upon which to base a current evaluation of our performance. We have only just completed our business plan. We have not commenced new operations or generated any revenues from our proposed new operations so far. We may not be successful in implementing our proposed business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development of our interests, and possible cost overruns due to rising real estate markets.

We are seeking equity financing in this offering in order to provide sufficient working capital to allow us to begin investing in tax deeds and tax-lien on real estate properties and to invest in public and private equities. We have no assurance that future financing will be available to us on acceptable terms. If such financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Plan of Operation

Subject to financing from this offering, over the next twelve months, we intend to develop our tax lien and tax deed purchasing business along with developing our business of investing in public and private companies.

We do not expect to purchase or sell any plant or significant equipment. We expect that we will only increase our number of employees by one during the next twelve months.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to commence business operations or generate any revenues from our proposed new business operations.

We issued 10,000,000 shares of our Class "B" Common Voting non-participating shares to Messrs. Lathigee and Pasquill on April 13, 2004 for aggregate consideration of $10,000, or $.001 per share.

Our material commitments for capital expenditures include offering expenses in the estimated amount of $100,000. Approximately $50,000 of these costs have been paid on our behalf by 669997 BC Ltd. in the form of a loan (see "Certain Transactions"). We do not require funds from this offering to pay these costs. Any administrative or other costs such as legal and accounting fees, rent, printing, phone services and so forth which must be paid prior to completion of this offering will be paid from our remaining working capital or by the directors in the form of short-term advances on behalf of the company.

We require proceeds from this offering to pay the costs that will be associated with the location and purchase of suitable tax deeds and tax liens on real estate properties and for the investment in public and private equities. If we are not able to raise money to pay these costs we will go out of business

If we do not raise at least $200,000 in this offering we will not be able to implement our proposed business operations. If we raise less than the maximum offering amount we will commence a scaled back version of our proposed business plan.

As of July 31, 2004 our total assets were $94,482 and our total liabilities were $166,985.

MANAGEMENT

Officers and Directors

Each of our directors is elected by the Stockholders to a term of one (1) year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees. The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address:	Age:	Position(s):
Earle Pasquill 4027 West 27th Avenue Vancouver, BC V6S 1R6	61	President and member of the Board of Directors
Michael Lathigee 19060 - 119th Avenue Pitt Meadows, BC Canada, V3Y 1X7	40	Chief Executive Officer and member of the Board of Directors
Paul Weir #401 - 128 West 21st Street North Vancouver, BC Canada, V7M 1Y9	45	Secretary

The persons named above have held their offices/positions and are expected to hold their offices and/or positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Earle Pasquill has been our President, and a member of our board of directors since inception. Mr. Pasquill has devoted approximately 10% of his professional time to our business and intends to devote a greater amount of time in the future.

Since September 2002, Mr. Pasquill has been President of FIC Investment Inc., a Canadian investment club specializing in small venture companies and the purchase of tax liens and tax deeds.

Since 2000, Mr. Pasquill has been President of WBIC Canada Inc., a Canadian investment company specializing in small venture companies.

From 2000 to 2002, Mr. Pasquill has been President of PCG Ventures Inc., a TSX Venture Exchange listed company involved in the consolidation of dental practices.

Since 1993, Mr. Pasquill has been President of Pasquill & Associates, a Vancouver based management consulting firm.

From 1997 to 1999 Mr. Pasquill was Vice-President of Sealand International Trading Inc., a Vancouver, based exporting company.

From 1987 to 1993 Mr. Pasquill was Senior General Manager for British Columbia and Alberta for Eaton's, a Canadian national department store chain.

In 1972 Mr. Pasquill obtained his Master's of Business Administration from the University of Western Ontario, located in London, Ontario, Canada.

In 1968 Mr. Pasquill obtained his Bachelor of Commerce from the University of British Columbia, located in Vancouver, British Columbia, Canada.

Michael Lathigee has been our Chief Executive Officer and a founding member of our board of directors since inception. Mr. Lathigee has devoted approximately 10% of his professional time to our business and intends to devote a greater amount of time in the future.

Since September 2002, Mr. Lathigee has been Chief Executive Officer of FIC Investments Inc., a Canadian investment company specializing in small venture companies and the purchase of tax liens and tax deeds.

Since 2000, Mr. Lathigee has been Chief Executive Officer of WBIC Canada Inc., a Canadian investment company specializing in small venture companies.

From 2000 to 2001 Mr. Lathigee was a director of Olympic Resources Limited, a Vancouver, British Columbia based exploration company listed on the TSX Venture Exchange.

From 2000 to 2002 Mr. Lathigee was Vice President, Administration of PCG Ventures Inc., PCG Ventures Inc., a TSX Venture Exchange listed company involved in the consolidation of dental practices.

Mr. Lathigee was named in the 1999 edition of Who's Who in Business as one of Canada's rising stars.

Paul Weir has been our Secretary since inception. In this role Mr. Weir has devoted approximately 5% of his professional time to our business and intends to continue to devote a greater amount of time in the future.

Since 1988, Mr. Weir has been a lawyer operating a private practice in North Vancouver, British Columbia, Canada focusing on business law - corporate and commercial transactions, real estate and advising businesses.

From 1999 to present, Mr. Weir was the Principal and President of Paul C. Weir Law Corporation, Barrister & Solicitor, North Vancouver, British Columbia.

From 1993 to 1999, Mr. Weir was the Principal of Paul C. Weir, Barrister & Solicitor, North Vancouver, British Columbia.

From 1990 to 1993, Mr. Weir was a Partner with Weir & Soga, Barristers & Solicitors, Vancouver, British Columbia.

From 1988 to 1990, Mr. Weir was an Associate Lawyer with Harper, Grey & Easton, Barristers & Solicitors, Vancouver, British Columbia.

From 1987 to 1988, Mr. Weir was an Articled Student with Harper, Grey & Easton, Barristers & Solicitors, Vancouver, British Columbia.

From 1988 to present, Mr. Weir has been a Member of the Law Society of British Columbia.

In 1987 Mr. Weir obtained a Bachelor of Laws Degree from Osgood Hall Law School (York University) Toronto, Ontario. In 1982 Mr. Weir obtained his Bachelor of Arts Degree from the University of British Columbia (Economics Major) Vancouver, British Columbia.

Mr. Weir is a director and corporate secretary of Joule Microsystems Canada Inc., Delta, British Columbia and the corporate secretary of WBIC Canada Ltd., and FIC Investment Ltd., Vancouver, British Columbia.

Conflicts of Interest

We believe that Messrs. Lathigee and Pasquill may be subject to conflicts of interest. The conflicts of interest arise from Messrs. Lathigee and Pasquill's relationships with other investment corporations that are listed above. In the future, Messrs. Lathigee and Pasquill will continue to be involved in the investment business for the other entities that may result in the conflicts of interest. The only conflicts that we foresee is Messrs. Lathigee and Pasquill's devotion of time to other investment projects that do not involve us.

Specifically, Michael Lathigee is an officer and director of FIC Investments Inc. and WBIC Canada Inc., both of which are engaged in the business of investing in public and private companies. This is a potential conflict of interest because Mr. Lathigee devotes approximately 10% of his professional time to each of those companies which could he could otherwise devote to us and because that company is engaged a business similar to us. Mr. Pasquill is also an officer and director of FIC Investments Inc. and WBIC Canada Inc., both of which are involved in the business of investing in public and private companies. This is a potential conflict of interest with us because Mr. Pasquill devotes approximately 30% of his professional time to each of those companies which he could otherwise devote to us and because that company is engaged in a business similar to us.

Our Articles of Incorporation and Bylaws do not contain any procedures for resolving conflicts of interest.

We believe that the only foreseeable conflicts of interest which Messrs. Pasquill and Lathigee may be subject to are in respect of the devotion of their professional time. None of the businesses that Messrs. Pasquill and Lathigee are involved in are competitors of ours.

EXECUTIVE COMPENSATION

The following salaries are being paid at the present time to our directors and officers. There were grants of options given to our directors and officers during the current fiscal year. See the term of the options set out below. Since inception, the only compensation that has been awarded to, earned by, or paid is as follows:

Long Term Compensation
		Annual Compensation			Awards
Name and Principal Position [1]	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Michael Lathigee, Chief Executive Officer and Director	2004 2003	$21,000CDN 0	0 0	0 0	0 0	7.5% of number of shares sold in offering 0	0 0	0 0
Earle Pasquill, President and Director	2004 2003	$10,500CDN 0	0 0	0 0	0 0	7.5% of number of shares sold in offering 0	0 0	0 0

  Option Agreement between FIC Investments USA Corp. and Earle Pasquill to purchase that number of shares equal to up to 5% of the subscribed shares in any offering of the Company, exercisable for 10 years from the date of issue at the issue price of the particular offering.

  Option Agreement between FIC Investments USA Corp. and 441824 B.C. Ltd., of which Michael Lathigee has an interest, to purchase up to 7.5% of the subscribed shares in any offering, exercisable for 10 years from the date of issue at the issue price of the particular offering.

In addition, we have entered into an option agreement with Harv Eker, a consultant, to purchase up to 7.5% of the subscribed shares in any offering, exercisable for 10 years from the date of issue at the issue price of the particular offering.

EMPLOYMENT AGREEMENTS

We have not entered into any employment agreements with any of our employees, and employment arrangements are all subject to the discretion of our board of directors.

 With the exception of the compensation paid to Messrs. Pasquill and Lathigee our officers and directors have received no compensation to date and there are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

There are no retirement, pension, or profit sharing plans in place for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

Other than the option agreements described above, we do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

No compensation has been awarded to our officers and directors other than has been disclosed. We do not have any plans to pay our directors any money. No options have been awarded to any of our officers and directors other than has been disclosed. We have no other contractual arrangements with any member of our board of directors that we have not already disclosed.

Indemnification

Pursuant to our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this registration statement, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be, assuming completion of the sale of all shares in this offering. Shares will be sold on a best efforts basis only and it may be the case that less than all or even no shares will be sold in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner(1)	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership After Offering	Percentage of Ownership If No Shares Sold in the Offering
Michael Lathigee 19060 - 119th Avenue Pitt Meadows, BC Canada, V3Y 1X7	5,000,000 Class B shares	5,000,000 Class B shares	39% of all Common shares 50% Class B Shares	50% of all Common Shares 50% Class B shares
Earle Pasquill 4027 W. 27th Avenue Vancouver, BC, Canada V6S 1R6	5,000,000 Class B Shares	5,000,000 Class B Shares	39% of all Common Shares 50% Class B Shares	50% of all Common Shares 50% Class B Shares
All Officers and Directors as a Group	100% of all Class B shares	10,000,000 Class B Common Shares	77%	100%

(1) The persons named above may be deemed to be a "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Messrs. Lathigee and Pasquill are the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 10,000,000 shares of common stock were issued to the existing stockholders, all of which are "restricted securities," as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 25,000,000 common shares designated as follows: 10,000,000 Class "A" Common Voting shares and 15,000,000 Class "B" Common Voting. The holders of our Class "A" common stock:

  are entitled to receive notice of and to attend meetings and to one non-cumulative vote on all matters placed before stockholders;
  are entitled in each year, in the absolute discretion of the directors, out of any or all profits or surplus available for dividends, to non-cumulative dividends at a rate to be determined by the directors;

  are entitled, after the expiry of three (3) years from the date such shares were issued, require the Company to redeem the whole or from time to time, any part of the Class "A" Common Voting Shares held by that holder for the "Redemption Price". The "Redemption Price" in respect of each of the Class "A" Common Voting Shares is the amount determined by the directors to be the net asset value per share of the Class "A" Common Voting Shares based on the financial statements of the Company for the month preceding the date redemption notice is given by the holder, determined in accordance with the valuation policies adopted by the Company from time to time; and
  are entitled to receive an amount equal to the Redemption Price as defined above for each Class "A" Common Voting Share held together with an amount equal to all declared or accrued and unpaid dividends upon liquidation, dissolution or winding up of our affairs.

The holders of our Class "B" common stock:

  are entitled to receive notice of and to attend meetings and to cast one vote for each share held; and
  In the event of the liquidation, dissolution or winding-up of the Company or other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs or upon a reduction of capital, the holders of the Class "B" Common Voting Shares shall, after the holders of the Class "A" Common Voting Shares have received payment of the amounts to which they are entitled in accordance with the Articles, be entitled to receive the amount paid up thereon.

All shares of Class "A" and "B" common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our Class "A" and "B" common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the maximum number of shares are sold, the present stockholders will own approximately 77% of our issued and outstanding shares. If no shares are sold under the offering, the present stockholders will own 100% of our outstanding shares.

Cash Dividends

As of the date of this registration statement, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Stock Transfer Agent

We have not yet appointed a stock transfer agent for our securities. We do not intend to appoint a stock transfer agent for our securities.

CERTAIN TRANSACTIONS

We were incorporated in the State of Nevada on September 26, 2003. On April 13, 2004~~,~~ we issued a total of 10,000,000 shares of restricted common stock to Messrs. Lathigee and Pasquill , officers and directors of our company. The shares were issued for aggregate consideration of $10,000. Since our inception, 669997 BC Ltd. has advanced loans to us in the total sum of $212,333CDN, which were used for organizational and start-up costs, legal and auditor fees, operating capital and for working capital to start our business purchasing tax deeds and tax liens and investing in public and private companies. The loan is repayable as follows:

The lender is entitled to receive 10% of the net profits of the Company for a period of 5 years. If upon the expiry of the 5 year period, the lender is entitled to receive 10% of the Company's net profit until such time as the entire principal has been repaid. The loan agreement is attached as an exhibit to this registration statement.

In the opinion of management, the terms of the above-described transactions were as favorable as those that could have been obtained in arms' length transactions with unaffiliated third parties.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to April 30, 2004 included in this registration statement have been audited by Lopez, Blevins, Bork & Associates as set forth in their report included in this registration statement.

FINANCIAL STATEMENTS

Our fiscal year end is April 30. Our audited financial statement from inception to April 30, 2004 and for the interim period ended July 31, 2004 immediately follows:

___________________________________________________________________________________________________________________________

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
FIC Investments USA Corp.
(A Development Stage Company)
Seattle, WA

We have audited the accompanying balance sheet of FIC Investments USA Corp. as of April 30, 2004, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended and for the period from September 26, 2003 (Inception) through April 30, 2004. These financial statements are the responsibility of FIC Investments USA Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FIC Investments USA Corp. as of April 30, 2004, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

Lopez, Blevins, Bork & Associates, LLP
Houston, Texas

August 26, 2004

FIC INVESTMENTS USA CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
April 30, 2004

ASSETS
Current assets
Cash	$ 100,551
Prepaid services	2,189
TOTAL ASSETS	$ 102,740

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accrued interest	$ 3,084
Note payable-related party	155,540
Total current liabilities	158,624
STOCKHOLDERS' DEFICIT:
Common Stock - Class A, $.001 par value, 10,000,000 share authorized, none issued and outstanding	-
Common stock - Class B, $.001 par value, 15,000,000 shares authorized, 10,000,000 shares issued and outstanding	10,000
Accumulated other comprehensive income	1,587
Deficit accumulated during the development stage	(67,471)
Total Stockholders' Deficit	(55,884)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 102,740

See accompanying summary of accounting policies ad notes to financial statements

FIC INVESTMENTS USA CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
Period from September 26, 2003 (Inception)
Through April 30, 2004

General and administrative	$ (67,471)
Net loss	(67,471)
Other Comprehensive Income
Gain on foreign currency translation	1,587
Total Comprehensive Loss	$ (65,884)
Net loss per share:
Basic and diluted	$ (0.01)
Weighted average shares outstanding:
Basic and diluted	10,000,000

See accompanying summary of accounting policies ad notes to financial statements

FIC INVESTMENTS USA CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' DEFICIT
Period from September 26, 2004 (Inception) through April 30, 2004

	Common stock - Class B		Deficit accumulated during the development stage	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Issuance of common stock for cash	10,000,000	$ 10,000	$ -	$ -	$ 10,000
Foreign currency translation	-	-	-	1,587	1,587
Net loss	-	-	(67,471)	-	(67,471)
Balance, April 30, 2004	10,000,000	$ 10,000	$ (67,471)	$ 1,587	$ (55,884)

See accompanying summary of accounting policies ad notes to financial statements

FIC INVESTMENTS USA CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
Period from September 26, 2004 (Inception) Through April 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (67,471)
Net changes in:
Prepaid expenses	(2,189)
Accrued interest	3,084
NET CASH USED IN OPERATING ACTIVITIES	(66,576)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds form note payable - related party	155,540
Shares issued for cash	10,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	165,540
Effect of exchange rate changes on cash	1,587
NET CHANGE IN CASH	100,551
Cash, beginning of period	-
Cash, end of period	$ 100,551

See accompanying summary of accounting policies ad notes to financial statements

FIC INVESTMENTS USA CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

FIC Investments USA Corp. ("FIC Investments") was incorporated on September 26, 2003 under the laws of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. FIC Investments is primarily engaged in the buying and selling of tax liens and tax deeds on real estate with an intended focus in the States of Oklahoma, Texas, and Arizona.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Foreign Currency Translation

The Canadian dollar is the functional currency of FIC Investments. Transactions in foreign currency are translated at rates of exchange rates ruling at the transaction date. Monetary assets and liabilities denominated in foreign currencies are retranslated at rates ruling at the balance sheet date. Exchange differences are recognize in the in the statement of operations.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

FIC Investments does not expect the adoption of recently issued accounting pronouncements to have a significant impact on FIC Investments USA Corp.'s results of operations, financial position or cash flow.

NOTE 2 - RELATED PARTIES

FIC Investments has month to month service agreements with the two shareholders of the company who are also officers. Currently, one officer receives $3,000 CDN per month and one officer receives $1,500 CDN per month for services performed on behalf of FIC Investments.

NOTE 3 - NOTE PAYABLE

As of April 30, 2004, the President of FIC Investments advanced $212,333 CDN to the company. The note is due on demand and bears interest at the rate of 10% of net profits per annum. The interest payments of 10% of net profits are due to the President for a minimum of five years regardless of when the principle is paid back. Due to no profits for the period ending April 30, 2004, 10% of the outstanding balance was accrued as interest.

NOTE 4 - INCOME TAXES

For the year ended April 30, 2004, FIC has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $67,000 at April 30, 2004, and will expire in the year 2024.

NOTE 5 - COMMON STOCK

FIC Investments issued 10,000,000 Class B Common shares of stock to its two founding shareholders for $10,000 cash.

NOTE 6 - SUBSEQUENT EVENT

In May 2004 FIC Investments transferred $100,000 CDN into a term deposit account. The deposit earns interest at a rate of prime - 2.45% and matures May 5, 2005.

FIC Investments entered into an office lease that begins July 1, 2004. The lease term is one year with monthly rent payments being $900. FIC Investments is also required to pay a security deposit of $450.

FIC INVESTMENTS USA CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
July 31, 2004

ASSETS
Current assets
Cash	$ 18,448
Certificate of deposit	75,113
Other current assets	921
TOTAL ASSETS	$ 94,482
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accrued interest	$ 7,048
Note payable-related party	159,937
Total current liabilities	166,985
Commitments
STOCKHOLDERS' DEFICIT:
Common Stock - Class A, $.001 par value, 10,000,000 share authorized, none issued and outstanding	-
Common stock - Class B, $.001 par value, 15,000,000 shares authorized, 10,000,000 shares issued and outstanding	10,000
Accumulated other comprehensive income	(579)
Deficit accumulated during the development stage	(81,924)
Total Stockholders' Deficit	(72,503)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 94,482

FIC INVESTMENTS USA CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
Three Months Ended July 31, 2004
Period from September 26, 2003 (Inception) Through July 31, 2004

	Three Months Ended July 31, 2004	Inception through July 31, 2004
General and administrative	$ (10,594)	$ (75,347)
Interest expense	(3,964)	(7,048)
Interest income	471	471
Net loss	(14,087)	(81,924)
Foreign Currency Translation	(2,166)	(579)
Total Comprehensive Loss	$ (16,253)	$ (82,503)
Net loss per share:
Basic and diluted	$ (0.00)
Weighted average shares outstanding:
Basic and diluted	10,000,000

FIC INVESTMENTS USA CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
Three Months Ended July 31, 2004
Period from September 26, 2003 (Inception) Through July 31, 2004

	Three Months Ended July 31, 2004	Inception through July 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (14,087)	$ (81,924)
Adjustments to reconcile net loss to cash used in operation activities:
Net changes in:
Prepaid expenses	2,189	-
Other current assets	(971)	(450)
Accrued interest	3,964	7,048
NET CASH USED IN OPERATING ACTIVITIES	(9,221)	(75,797)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of certificate of deposit	(73,070)	(73,070)
NET CASH USED IN INVESTING ACTIVITIES	(73,070)	(73,070)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable - related party	-	155,540
Shares issued for cash	-	10,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	165,540
Effect of exchange rate changes on cash	188	1,775
NET CHANGE IN CASH	(82,103)	18,448
Cash, beginning of period	100,551	-
Cash, end of period	$ 18,448	$ 18,448

FIC INVESTMENTS USA CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of FIC Investments USA Corp. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2004 as reported in Form SB-2, have been omitted.

NOTE 2 - RELATED PARTIES

FIC Investments has month to month service agreements with the two shareholders of the company who are also officers. Currently, one officer receives $3,000 CDN per month and one officer receives $1,500 CDN per month for services performed on behalf of FIC Investments.

The prepaid services are for management fees that are paid monthly to the chief executive officer of FIC Investments.

NOTE 3 - CERTIFICATE OF DEPOSIT

In May 2004 FIC Investments transferred $100,000 CDN into a term deposit account. The deposit earns interest at a rate of prime - 2.45% and matures May 5, 2005.

NOTE 4 - NOTE PAYABLE

As of April 30, 2004, the President of FIC Investments advanced $212,333 CDN to the company. The note is due on demand and bears interest at the rate of 10% of net profits per annum. The interest payments of 10% of net profits are due to the President for a minimum of five years regardless of when the principle is paid back. Due to no profits for the period ending April 30, 2004, 10% of the outstanding balance was accrued as interest. The principle balance remains at $212,333 CDN as of July 31, 2004.

NOTE 5 - COMMITMENTS

FIC Investments entered into an office lease that begins July 1, 2004. The lease term is one year with monthly rent payments being $900. FIC Investments is also required to pay a security deposit of $450.

___________________________________________________________________________________________________________________________

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article XI of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee Printing Expenses Accounting Fees and Expenses Legal Fees and Expenses Federal Taxes State Taxes Blue Sky Fees/Expenses Transfer Agent Fees Miscellaneous Expense	$ 750.00 $2,500 $25,000 $50,000 0.00 0.00 $5,000 $2,000 $10,000
TOTAL	$ 95,250

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ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Michael Lathigee 19060 - 119th Avenue Pitt Meadows, BC Canada, V3Y 1X7	April 13, 2004	5,000,000 Class B Shares	$0.001 per share
Earle Pasquill 4027 W. 27th Avenue Vancouver, BC Canada V6S 1R6	April 13, 2004	5,000,000 Class B Shares	$0.01 per share

We issued the foregoing restricted shares of common stock to Messrs. Lathigee and Pasquill pursuant to Section 4(2) of the Securities Act of 1933. Messrs. Lathigee and Pasquill are sophisticated investors, are officers and directors of the company, and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K.

Exhibit No.	Document Description
3.1	Articles of Incorporation
3.3	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Clark, Wilson regarding the legality of the Securities being registered
10.1	Loan Agreement with 669997 BC Ltd.
23.1	Consent of Lopez, Blevins, Bork and Associates LLP
23.2	Consent of Clark, Wilson (included in Exhibit 5.1)
99.1	Subscription Agreement

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ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 1st day of December, 2004.

FIC INVESTMENTS USA CORP.

BY: /s/ Earle Pasquill_______
 Earle Pasquill, President

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Earle Pasquill, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Earle Pasquill__________ Earle Pasquill	President, Treasurer, and member of Board of Directors	December 1, 2004
/s/ Michael Lathigee______ Michael Lathigee	Chief Executive Officer and member of Board of Directors	December 1, 2004

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